Exhibit 4.11

CERTIFICATE OF MERGER
WHEREAS,
OILFIELD TRUCKING SOLUTIONS, L.L.C.
a limited liability company organized under the laws of the State of OKLAHOMA, has filed in the office of the Secretary of State duly authenticated evidence of a merger whereby said limited liability company is the survivor, as provided by the laws of the State of Oklahoma.
NOW THEREFORE, I, the undersigned Secretary of State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this Certificate evidencing such merger.
IN TESTIMONY WHEREOF, I have hereunto set my hand and caused to be affixed the Great Seal of the State of Oklahoma.
Filed in the City of Oklahoma City this 19th day of October, 2011, .
Secretary Of State

FILED-Oklahoma Secretary of State 10/19/2011 11:52
CERTIFICATE OF MERGER OF HAWG HAULING & DISPOSAL, LLC INTO OILFIELD TRUCKING SOLUTIONS, L.L.C.
Pursuant to Section 2054 of the Oklahoma Limited Liability Company Act and Title 6, Section 18-209 of the Delaware Limited Liability Company Act,
Oilfield Trucking Solutions, L.L.C., as the surviving limited liability company, hereby states and certifies as follows:
1. The name and jurisdiction of formation or organization of the domestic limited liability company and the foreign limited liability company which are to merge are:
Jurisdiction of
Name Formation/Organization
Oilfield Trucking Solutions, L.L.C. Oklahoma
Hawg Hauling & Disposal, LLC Delaware
2. An agreement of merger has been approved and executed by Hawg Hauling & Disposal, LLC and Oilfield Trucking Solutions, L.L.C.
3. The name of the surviving domestic limited liability company is Oilfield Trucking Solutions, L.L.C.
4. The articles of organization of the surviving limited liability company shall be the articles of organization of Oilfield Trucking Solutions, L.L.C.
5. The effective date of the merger will be October 19, 2011, the date of filing of this Certificate of Merger with the Oklahoma Secretary of State.
6. The agreement of merger is on file at the principal place of business of Oilfield Trucking Solutions, L.L.C. at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.
7. A copy of the agreement of merger will be furnished by Oilfield Trucking Solutions, L.L.C. on request and without cost, to any person holding an interest in Hawg Hauling & Disposal, LLC or any person holding an interest in Oilfield Trucking Solutions, L.L.C.
[Signature Page Follows]
10/19/2011 11:40 AM OKLAHOMA SECRETARY OF STATE
sos
17877570002

IN WITNESS WHEREOF, Oilfield Trucking Solutions, L.L.C., as the surviving limited liability company, has caused this Certificate of Merger to be executed this 19th day of October, 2011.
OILFIELD TRUCKING SOLUTIONS, L.L.C., an Oklahoma limited liability company
By:
Jenifer M. Grigsby, Senior Vice President
Oklahoma Certificate of Merger

OFFICE OF THE SECRETARY OF STATE
CERTIFICATE OF
LIMITED LIABILITY COMPANY
WHEREAS, the Articles of Organization of
OILFIELD TRUCKING SOLUTIONS, L.L.C.
an Oklahoma limited liability company has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.
NOW THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.
IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.
Filed in the city of Oklahoma City this
27th day of May, 2011.
Secretary of State

05/27/2011 09:59 AM FILED - Oklahoma Secretary of State #3512316030 05/27/2011 10:16
OKLAHOMA SECRETARY OF STATE
Sos 17004340002
ARTICLES OF ORGANIZATION OF
OILFIELD TRUCKING SOLUTIONS, L.L.C.
The undersigned, as sole organizer of a limited liability company, does hereby adopt the following Articles of Organization of Oilfield Trucking Solutions, L.L.C., pursuant to the Oklahoma Limited Liability Company Act, as amended from time to time (the “Act”):
1. Name. The name of the company is Oilfield Trucking Solutions, L.L.C. (the “Company”).
2. Term. The Company will commence on the date of filing of these Articles of Organization with the Secretary of State of Oklahoma and will continue perpetually until: (a) the dissolution of the Company in accordance with the Act, or (b) the dissolution of the Company in accordance with the provisions of any agreement (the “Operating Agreement”) among the members of the Company as to the affairs of the Company or the conduct of the Company’s business.
3. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.
4. Principal Location. The address of the Company’s principal place of business in the State of Oklahoma is 6100 North Western, Oklahoma City, Oklahoma 73118.
5. Resident Agent. The name of the Company’s resident agent in the State of Oklahoma is The Corporation Company with an address at 1833 South Morgan Road, Oklahoma City, OK 73128.
6. Management. The Company will be managed by one or more managers or officers as provided in the Operating Agreement. Such managers will have the continuing exclusive authority to manage and conduct the business of the Company subject to the restrictions set forth in the Operating Agreement.
7. Limitation of Liability. The members and managers of the Company will not be liable to the Company or its members for monetary damages for the breach of any fiduciary duty or any duty under the Act except personal liability for: (a) the breach of the duty of loyalty to the Company or the Company’s members; (b) acts or omissions by such manager or member which are not in good faith, involve intentional misconduct or involve a knowing violation of law; or (c) any transaction for which the manager or the member derived an improper personal benefit. No amendment or repeal of this paragraph 7 will apply to or have any effect on the liability or alleged liability of any member or manager for or with respect to any acts or omissions of such member or manager occurring prior to such amendment or repeal.
8. Indemnity. The Company will indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a manager, member, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. The termination of any such proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent will not create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. With respect to a suit by or in the right of the Company to procure a judgment in its favor, the right of indemnification under this paragraph will be limited to the same extent as derivative actions on behalf of a corporation under the Oklahoma General Corporation Act. Each person is entitled, without demand on the Company or any action by the Company, to enforce the foregoing indemnity in an action at law against the Company. The foregoing right of indemnification is not exclusive of any rights to which any such person may now or hereafter be otherwise entitled.
THE UNDERSIGNED has executed these Articles of Organization this 27th day of May, 2011.
Anita L. Brodrick, Sole Organizer